Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

InMed Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par	value	457(c)	2,050,000	$1.17	$2,398,500	0.0000927	$222.34
Fees Previously Paid	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities
Carry Forward Securities	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts						$2,398,500		$222.34
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$222.34

(1)	This Registration Statement also includes such additional number of common shares (without par value) of InMed Pharmaceuticals Inc. (“Common Shares”), issuable as may be required in the event of a stock split, stock dividend or similar transaction in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) of the Securities Act, based upon the average of the high and low prices of Common Shares on February 1, 2022, which date is within five business days prior to filing, as reported on the Nasdaq Capital Market, of $1.17.